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                                                                     EXHIBIT 3.5

Secretary of State
State of Wyoming
200 West 24/th/ Street
Cheyenne, Wyoming  82002-0020

                             ARTICLES OF AMENDMENT
                               (By Shareholders)

     1. The name of the corporation is Airtech International Group, Inc (the "Corporation").

     2. Article Four of the Restated Articles of Incorporation of the Corporation, as amended, is deleted in its entirety and the following is added in lieu thereof:

          "ARTICLE FOUR: The authorized shares shall be: 100,000,000 shares of Common Stock, $0.05 par value, and 20,000,000 shares of Preferred Stock, $0.01 par value. As to the shares of authorized Preferred Stock, the Board of Directors of the Corporation shall have the authority to determine in whole or in part the preferences, limitations and relative rights within the limits set forth in W. S. 17-16-601 of the Wyoming Business Corporation Act. The Board of Directors of the Company will have the authority to, but not limited to, issue the Preferred Stock in one or more series and to establish the number of shares to be included in each series, to fix or alter the voting powers and designation, conversion prices, redemption prices, maturity dates or other special rights and qualifications, limitations or restrictions of such shares of Preferred Stock."

     4. The Amendment to Article Four was adopted on May 18, 2001 by a vote of the Shareholders.

     5. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment were: 30,991,573 shares of Common Stock, $0.05 par value, and the number of votes of each voting group indisputably represented at the meeting were 22,086,492.

     6. The number of votes cast for the Amendment to Article Four by each voting group entitled to vote on the Amendment were sufficient for approval by that voting group.



                                        /s/ C. J. Comu
                                        ------------------------------------
                                        C. J. Comu, Chairman of the Board of
                                        Directors

                                        Dated: June 5, 2001